Exhibit 99.1

NEWS RELEASE	te.com

TE Connectivity completes acquisition of Richards Manufacturing

GALWAY, Ireland, April 1, 2025 -- TE Connectivity plc (NYSE: TEL), a world leader in connectors and sensors, completed the previously announced acquisition of Richards Manufacturing Co.

Richards is a North American leader in utility grid products, including underground distribution equipment. The acquisition will enable TE to capitalize on the region’s grid replacement and upgrade cycle, strengthening its leadership in serving utilities and other energy customers around the world.

The acquired business will continue to be run by the Richards management team, ensuring business continuity as it integrates with TE.

About TE Connectivity

TE Connectivity plc (NYSE: TEL) is a global industrial technology leader creating a safer, sustainable, productive, and connected future. Our broad range of connectivity and sensor solutions enable the distribution of power, signal and data to advance next-generation transportation, energy networks, automated factories, data centers, medical technology and more. With more than 85,000 employees, including 9,000 engineers, working alongside customers in approximately 130 countries, TE ensures that EVERY CONNECTION COUNTS. Learn more at www.te.com and on LinkedIn, Facebook, WeChat, Instagram and X (formerly Twitter).

Contacts:	Media Relations: Eric Mangan TE Connectivity 908-783-6629 Eric.Mangan@te.com	Investor Relations: Sujal Shah TE Connectivity 610-893-9790 Sujal.Shah@te.com

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